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                                                                    EXHIBIT 99.1
                                 PROXYMED, INC.
              SECOND QUARTER 2002 FINANCIAL RESULTS CONFERENCE CALL

                            Moderator: Michael Hoover
                                  July 24, 2002
                                 11:00 a.m. EDT

Operator:            Good morning. Ladies and gentlemen, thank you for standing
                     by. Welcome to ProxyMed's first [sic] quarter earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question please press the 1, followed by the 4 on your pushbutton telephone. If you wish to withdraw your question, please press 1, followed by 3. As a reminder, this conference is being recorded on Wednesday, July 24, 2002. Your speakers for today are Michael Hoover, Chief
                     Executive Officer and Chairman of the Board; Nancy Ham,
                     President and Chief Operating Officer; and Judd Schmid,
                     Chief Financial Officer. I would now like to turn the conference over to Judd Schmid. Please go ahead, sir.

Judson Schmid:       Thanks, Heather. By the way, this is our second quarter
                     results, which are even better than the first quarter. So we'll start on that note. Good morning, everyone. Thanks for joining us for today's conference call to discuss the company's results for the second quarter of 2002. I'm Judd
                     Schmid.

                     Before we begin our discussion, let me take a minute to reference the safe harbor statement under the Private Securities Litigation Reform Act of 1995: "This conference call may contain forward-looking statements that are subject to risks and uncertainties, including but not limited to, assumptions, beliefs and opinions related to ProxyMed's growth strategy based on ProxyMed's interpretation and analysis of healthcare industry trends and management's ability to successfully develop, market, sell, cross-sell and implement its clinical and financial transaction services and software to physicians, pharmacies, laboratories and payers as well as its ability to identify and successfully integrate acquisition candidates. These and other risk factors are detailed in the company's filings with the Securities and Exchange Commission, which we strongly urge you to read. ProxyMed expressly disclaims any intent or obligation to update any forward-looking statements."

                     Leading today's conference call is Mike Hoover and providing an operational summary will be Nancy Ham. I would now like to turn the call over to Mike. Go ahead, please Mike.

Michael Hoover:      Thank you, Judd. Good morning, everyone, and welcome to
                     ProxyMed's second quarter 2002 results conference call.
                     Today we will discuss and review our second quarter results and then we will review our outlook for the balance of the year.

                     Since our last conference call, we've continued to move forward in all areas of our business. As we announced during the quarter, we closed on a $25 million investment from General Atlantic Partners; completed the acquisition of a regional competitor in the lab services space; saw four analysts initiate coverage with their highest "buy" recommendations; and signed a national



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                     connectivity services agreement with Aetna. Most
                     importantly, this quarter culminated in ProxyMed reporting positive earnings per share of $0.06 - the first ever in the history of the company. Reaching positive EPS has been the major goal of the company since I arrived in late 2000. So it gives me a great deal of satisfaction that ProxyMed is one of the few companies in our space to report honest to goodness earnings per share.

                     As you'll hear from Judd in a moment, our revenues and EBITDA are up substantially from last year. And we have exceeded our new analyst's consensus numbers. We continue to gain momentum in our transaction based business and, with our recently signed agreement with Aetna and our efforts toward HIPAA compliance, we continue to position ourselves as one of the key players in the healthcare connectivity marketplace.

                     We will take the next few minutes to give you our update and we will open the lines up for any questions that you may have. Let me turn it back over to Judd, who will take us through the financial results for the quarter. Judd?

Judson Schmid:       Thanks, Mike. As Mike just pointed out, our most
                     significant financial metric for the quarter is that we reported positive EPS for the first time in the company's history. It's taken a lot of hard work to get to this point and I want to thank all of the associates for their excellent efforts to help us get there.

                     This quarter has another milestone, in that we now have significant analyst coverage. We welcome Sean Wieland of WR Hambrecht; Sean Jackson of Avondale Partners; Dave Francis of Jefferies; and Anthony Vendetti of Ryan Beck. With this milestone comes, of course, a new standard of performance. So I'm happy to report that we have exceeded our analysts' consensus estimates, which were $12.5 million in revenue, EBITDA of $799,000 and diluted EPS of $0.04.

                     Turning now to our high level results, ProxyMed is reporting quarterly revenues of $12.6 million, up 30 percent over the same period a year ago; and EBITDA profits of $901,000, an increase of 115 percent over that same quarter. Most importantly, we generated net income of $446,000, which equates to earnings of $0.06 per share on a diluted basis.

                     As just noted, our consolidated revenues were $12.6 million in the second quarter, compared to last year's second quarter revenues of $10.2 million. Both of our business units contributed to the increase, with Healthcare Transaction Services revenue increasing 31 percent from $4.1 million last year to $5.3 million this year, and Laboratory Communications Solutions revenue growing 19 percent from $6.1 million last year to $7.3 million this year. The 31 percent year-over-year revenue increase in Healthcare Transaction Services was led by a 31 percent increase in transactions processed over the second quarter of 2001, as we processed 28.5 million clinical and financial transactions through ProxyNet, our secure national healthcare information network. We are currently on an annualized run rate of 114 million transactions for 2002, clearly making us the second-largest physician connectivity company in the country.

                     Looking now at sequential growth, our overall revenue was up 10 percent over the first quarter. Lab Communications Solutions revenue led the way,




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                     increasing by 17 percent over a somewhat weak first
                     quarter, as we experienced a predicted rebound as delayed orders were received and processed. In addition, our acquisition of KenCom closed on May 6th and contributed to the quarter. In contrast, Healthcare Transaction Services revenues only increased 1 percent, although on the transaction side we processed 8 percent more transactions than the 26.4 million transactions processed in the first quarter.

                     So why did revenue increase at a slower rate than transactions? You may recall that we mentioned last quarter that a large strategic partner moved from gross to net billing in March. While this has no meaningful effect on the profitability of the relationship, it did reduce gross revenue by around $300,000 for the quarter and will have the same effect in Q3 and Q4. Nancy is going to speak more to this point shortly.

                     As we have mentioned in the past, our goal for 2002 is to achieve a 50/50 revenue split, as we emphasize growth in our transaction processing business, which offers recurring revenues and substantially higher operating margins. We have made good progress year-to-date, with approximately 44 percent of our revenues coming from our transaction processing segment, versus only 39 percent from this segment for all of 2001.

                     Turning now to profitability, while we don't emphasize gross margin, since we are positioning ourselves as a transaction-based business, I do want to point out that we had a favorable $198,000 cost of goods pricing adjustment in our Lab Services business unit. This was immaterial to our overall costs and increased our Lab Services quarterly gross margin by approximately 280 basis points.

                     Turning to SG&A expenses, as noted in our last quarter call, we started to add associates in our transaction business sales and marketing teams to drive our core revenue growth, and have continued to add personnel in our technical and development areas as it relates to our HIPAA compliance efforts. Incrementally, we also dedicated funds for our internal HIPAA education activities. As a result, our SG&A expense levels are up sequentially and include approximately $150,000 spent on our HIPAA efforts. Core SG&A expenses in our Laboratory Communications Solutions segment were actually down sequentially but were offset by KenCom operating expenses and non-capitalizable expenses related to that acquisition. Overall consolidated SG&A expenses were $5.9 million for the quarter, up from $5.1 million in the second quarter of last year and up 8 percent sequentially from the first quarter. SG&A dollars are expected to rise for the balance of the year.

                     EBITDA dollars continue to increase, and we reported an EBITDA profit of $901,000 for the quarter, an increase from last year's EBITDA of $420,000 and a 43 percent increase over the last quarter's EBITDA profit of $631,000. As we said in the past, in all areas of the company we continuously strive for operational efficiencies as a way to improve our EBITDA margins on a trendline basis. Given that a relatively large portion of our cost structure is fixed or semi-fixed, it can be a challenge to make this trend line perfectly smooth one quarter to the next, but we are very confident in achieving expanding EBITDA margins on an annual basis. Consolidated EBITDA margins for the quarter were 7.1 percent.




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                     Below the EBITDA line, as we noted again in our last
                     quarter call, starting January 1st we adopted the new accounting rules regarding goodwill amortization. As a result, our depreciation and amortization has been reduced by roughly $800,000 per quarter from our year-end 2001 run rates. We are currently evaluating the value of the intangible assets that were purchased in our acquisition of KenCom and, as a result, depreciation and amortization may begin to increase slightly per quarter as we begin amortizing any of these "other intangible assets" and also begin depreciating our other capital expenditures.

                     Additionally, with the cash received from General Atlantic Partners, we have added interest income of $128,000 for the quarter, earning 2 percent on our invested funds while keeping them highly liquid.

                     The result of all of the above is that we reported our first-ever net income and positive EPS as projected. Net income was $446,000 and diluted EPS was $0.06, exceeding our analysts' GAAP consensus of $0.04 per share. I must say that going through the calculation of EPS was certainly a long time coming.

                     Just a couple of comments now on the balance sheet and cap structure: we are in the best financial position ever, with almost $27 million of cash, strong working capital led by our accounts receivable DSO's of 48 days, and no debt. Although this is the most cash we have had at ProxyMed in a long time, we are being very careful to invest it prudently. During the quarter, we spend $278,000 in capital expenditures across the organization for various projects and also added to the balance sheet a modest $62,000 in capitalized software development related to HIPAA and other products. We will continue to capitalize appropriate development expenses and expect the rate of capitalization to increase for the balance of the year. Our consolidated capitalized software development is expected to be between 10 and 15 percent of our research and development costs for all of 2002.

                     Looking now to the capital structure, we have the following breakdown: 6.7 million shares outstanding; 20,000 underlying common shares for our preferred stock; 732,000 warrants; and 933,000 stock options; all totaling 8.4 million fully diluted shares.

                     As you may know, our shareholders approved our new 2002 stock option plan for an additional 600,000 shares at our annual meeting held in May. In light of public interest regarding disclosure of option based activities, our compensation committee adopted a more formalized strategy related to the granting of our stock options and as a result (and included in the 933,000 options just noted), we did issue a total of 161,000 options to directors and associates across the company this past quarter. At the current time, we will continue to watch the changes in legislation regarding stock option rules but have no current plans to include the compensation cost of options in our earnings.

                     The other note from the annual meeting was that our shareholders approved the right of General Atlantic Partners to exercise their warrant for 549,000 shares



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                     at any time between April 2003 and April 2004. And when
                     exercised, this warrant will bring in another $8.8 million in cash.

                     Finally, in addition to increasing institutional ownership and new analyst coverage, ProxyMed was also added to the Russell 3000 and Russell 2000 indices on June 28th.

                     In summary, we continue to be in the best financial position ever, and with almost $27 million of cash currently in the bank and no debt on our balance sheet, we strive to continue to drive shareholder value. Thank you. I'll now turn it over to Nancy for an operational review.

Nancy Ham:           Thanks, Judd. ProxyMed entered 2002 well-positioned as the nation's second-largest provider connectivity company and the largest provider of both pharmacy and lab to physician connectivity solutions. In the second quarter, we were able to execute deals and partnerships to advance our business in each of these three areas.

                     Let me start by discussing the successes in our Healthcare Transaction segment, which includes our Payer Services and Prescription Services divisions. The big news in Payer Services was, of course, the signing of our new national contract with Aetna. Aetna is one of the nation's largest health plans, with over 15 million members and a provider network that includes more than 318,000 physicians and 3,200 hospitals. Under our new contract, we will be providing these physicians and hospitals with a complete suite of Aetna transactions: claims, ERAs, eligibility, claim status inquiry, and referrals and authorizations. Claims will be live by late September, with all the other transactions coming live in the fourth quarter. In addition, Aetna will become our largest partner to date for our FOCUS program, which is our battle-tested approach to converting paper-submitting physician offices to successful electronic submitters.

                     In the first year of the agreement, we anticipate sending Aetna over 7 million electronic transactions. Previously, we reported that over 92 percent of our outbound transaction volume goes directly to one of our payer customers. When our connection to Aetna goes live in late third quarter, this means we will have direct connections to all of the national payers and our direct connection percentage will improve to over 95 percent of our volume going directly to our 354 payers. This very high percentage of direct connects clearly distinguishes us from clearinghouses and allows us to provide better service to both our providers and to our payers.

                     One of the primary reasons we were selected by Aetna was our unique FOCUS methodology under which we work with the health plans to identify and to convert small physician practices from paper-based to electronic transactions. As these practices convert to electronic claims submission, ProxyMed then works with the health plan to cross-sell ProxyMed's other electronic transactions such as claim status, eligibility verification, ERA, referrals and authorizations. We are so confident of our ability in this area that we actually provide our payers contractual growth and conversion commitments, signing up for incentives when we beat our goals and penalties if we don't. This is



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                     pretty unique among our competitors. Our track record gives us the confidence to make these commitments.

                     Our sales team had another great quarter, being once again over quota on both the number of new physicians and the number of services sold. In the second quarter we added over 1,800 new physicians to our network and these new physicians signed up for over 3,800 services, or 2.1 services per physician. This continues our trend of gradually increasing our metrics of services used per physician. Over the past few quarters, our overall usage has improved from 1.3 services to physician to 2.0 services per physician. We still have a long way to go to get to our five-year target of over 8 services per physician but I'm pretty please with our progress to date.

                     In addition to this direct customer expansion, we added 17 new electronic commerce partners, representing almost 5,000 indirect physicians in multiple markets and bringing our total of active partners to 158. As a result of all these activities, we ended the quarter with direct relationships with almost 64,000 physicians and indirect relationships with another 47,000.

                     In addition to Aetna, we signed up another six new payers in the quarter, bringing our total of direct payer connections to 354. And we are in final negotiations to sign up several additional existing payers for our FOCUS program. The strong linkage from our 64,000 direct physicians to our 354 direct payers is the core of our strategy.

                     Looking now at the financial results for the quarter, as Judd mentioned, we had another good quarter of transaction growth, with transactions up 31 percent over last year and up 8 percent over the first quarter. Revenue year-over-year increased over 30 percent, but only 1 percent sequentially over the first quarter. As Judd has already discussed, a large part of the difference between transaction growth of 8 percent and revenue growth of 1 percent was due to the conversion of a large partner from gross to net billing.

                     There were two other reasons that contributed to the relatively flat revenue growth. The first has to do with our relationships with clearinghouses. As we have mentioned, in the past about 8 percent of our overall transaction volume has historically gone through other clearinghouses and we received a share of the revenue from those transactions. With the signing of our Aetna contract, we will be able to send over 95 percent of our volume directly by late Q3. With this new contract and an alignment with our often-stated goal of sending 100 percent of our volume directly, we decided not to enter into a contractual relationship for the future with one particular clearinghouse. Although this did depress revenue and EBITDA modestly, about $73,000 in the quarter, this ensures that we are able to vigorously pursue our goal of 100 percent direct connects.

                     The second issue affecting the quarter is that the mix of our transactions does shift from quarter to quarter, especially with regard to encounter volumes, which were unpredictably "clumpy". Encounters are reporting requirements with providers, but they don't generate revenue for them. So accordingly, providers chose to periodically catch up on their submissions, and this creates monthly and quarterly swings in both the number of encounters we process and



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                     what percent of our overall transaction mix they represent.
                     Since encounters are at a significantly lower price point than claims, a quarter in which we have a surge in encounter submissions will generally be one in which revenue growth lags behind transaction growth.

                     On the expense side, in preparation for HIPAA and to drive revenue growth, we did increase our SG&A by almost $300,000 in the quarter. This investment came a little earlier in the year than we had originally planned, but we believe that it's positioned us well with our large payer and provider customers. As a result, EBITDA was up 147 percent over the same period last year, but down sequentially from $516,000 to $260,000. We expect EBITDA to rebound over the rest of the year, as new sales resources deliver at full capacity and as we hold our HIPAA-related expenditures to a more even level.

                     Shifting now to Prescription Services, during the quarter we announced a new partnership with Availity, a Florida joint venture between Blue Cross/Blue Shield of Florida and Humana, under which Availity is distributing a private label version of our web-based prescription refill service, which we call Prescribe. Availity has already approximately 5,000 physicians using their services and projects to have 15,000 Florida physicians by the end of the year. Availity is marketing our refill service to all of these existing and prospective physician customers.

                     We are really excited about this partnership, which brings together in the state of Florida two of the largest payers, the largest base of web-enabled physicians, and ProxyMed's statewide pharmacy network which reaches over 80 percent of all of the pharmacies in Florida. With Availity, our ideal model in Florida, ProxyMed is pursing other distribution relationships for our refill services. Although the overall rate of growth for e-prescribing services remains moderate, we do continue to expand the reach of our ProxyNet online pharmacy network. During the quarter, we transmitted electronic prescriptions to over 6,200 pharmacies in 40 states. This represents a 12 percent increase in the number of individual pharmacies that we communicated with, as compared to the first quarter. And these 6,200 pharmacies represent over 10 percent of all retail pharmacies in the country.

                     Turning now to Lab Communication Solutions, the major operational event of the quarter was, of course, our May 6th acquisition of KenCom Communications. KenCom had been our foremost competitor for intelligent results reporting devices and related services in several strategic accounts, so we are delighted to now have them as part of our team. As a result of the acquisition, we estimate that we now serve 90 to 95 percent of the intelligent remote reporting device market.

                     We had three primary goals with this acquisition and I'll give you a quick update on each. First, of course, we wanted to contribute accretive results for our current operations through additional revenue opportunities and synergistic cost savings from the integration of KenCom's operations. So far, we have been able to combine substantially all of KenCom's operations into our Indiana facility, resulting in a total reduction of half their prior FTEs. The two major aspects of the integration were production, which was easily foldable into our facility, and product management engineering. The team has made great


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                     progress to combine the features of both the ProxyMed and
                     KenCom core product lines. The resulting integrated product line will clearly provide a superior product platform for lab devices and will be rolled out for general release here in the third quarter.

                     In addition, this product line combination will allow us to report overall lowered research and development expenses in the third and fourth quarter. Since KenCom has been so quickly and thoroughly integrated, we will not be able to report it on a separate basis going forward. But I can tell you, for the second quarter it contributed revenue of over $500,000.

                     Our second goal with the acquisition was to expand our customer base and to create the opportunity to cross-sell ProxyMed's services to KenCom's current customers. One already completed example of this is the development of FleetWatch software extensions for the KenCom ECP products such that we're now gearing up to market FleetWatch services to the former KenCom customers.

                     Our last major goal was the further penetration of the anatomical pathology laboratory market with our collective innovative products. And we're seeing positive early results in building this important segment of the lab market. Our newly enhanced product line is helping anatomical pathology labs offer their physician clients an unprecedented high level of lab results report delivery and support services.

                     Looking now at the financial results for the quarter, we're pleased to report that revenues grew by 17 percent over a somewhat weak first quarter, and they grew 19 percent over the second quarter of last year. As you may recall, in the first quarter we did eliminate certain non-strategic and lower margin services. And we also experienced some delays in orders from a large partner. Our experience over 25 years had been that, while orders can shift from quarter to quarter, they're merely delayed and not lost. So we're pleased to say that the strong revenue growth in the second quarter shows that this has held through once again and that our repositioning to focus on core revenues is paying off.

                     On the EBITDA side, we saw a nice improvement from the first quarter as a result of the combination of our previously announced cost controls, resurgent revenue growth and the operational synergies from the KenCom acquisition. Our EBITDA of $1.3 million was our best on a whole dollar basis in over six quarters. And the margin percentage rebounded as well, from 12 percent in the first quarter to 18 percent in the second. And this compares pretty favorably to a margin of 16 percent for all of 2001. Our results in this business unit do move around a little, quarter to quarter, given the relatively fixed costs and manufacturing nature of the business, but we're quite pleased with our performance in the second quarter.

                     Part of our confidence for the rest of the year is the result of a very successful CLMA show in New Orleans in June. This is the only major trade show for labs and so it's a critical bellwether even for us. At the show, we were focused on the announcement of KenCom, cross-selling our Fleetwatch service to existing accounts, and showing our new ProxyLab order entry product. All three generated a lot of interest, especially the packaging of ProxyLab with our



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                     national deployment services, which is an often-overlooked component of implementation. We also announced our fist annual In-VISION Award, designed to recognize innovation in hospital lab outreach. The award, which is co-sponsored by our partner, ARUP Laboratories, is designed to heighten awareness of ProxyMed's critical role in providing products and services for outreach programs and to strengthen our brand in the lab industry.

                     And finally, we had a great turnout for our educational presentation, entitled "Labs and Physicians Communicating Under HIPAA." We've been pretty successful in using speaking opportunities like this, as well as industry articles, to strengthen our position as a trusted partner for labs as they work their way through their HIPAA compliance program.

                     And with that, I'll turn it back over to Mike.

Michael Hoover:      Thank you, Nancy. As Judd and Nancy have discussed, we
                     continue to make tremendous progress on our 2002 financial and operational controls with our focus on continuing to gain penetration in the small physician connectivity marketplace, ProxyMed will become the premier provider of healthcare connectivity. A testament to these efforts was our recently signed national connectivity services contract with Aetna. We believe that we won this contract because of our superior product and service offerings, as well as our unsurpassed service levels. I want to personally thank all those individuals who are involved in making this happen.

                     Our $25 million investment from General Atlantic Partners has already been put to good use. In May, we completed the acquisition of KenCom and, as Nancy discussed, clearly positioned ProxyMed as the nation's largest provider of lab connectivity solutions. As always, we continue to research other acquisition candidates that will add product, service and geographic synergies to our business.

                     While I'm happy with the operational and financial successes that culminated in the reporting of our first-ever positive earnings per share, I have to admit that I'm disappointed that our stock price is not reflective of our true value. I realize that these are tough times in the stock market and ProxyMed has been caught up in the downturn. Our potential is being proven by six consecutive quarters of increasing earnings and we expect this growth to continue.

                     One of ProxyMed's largest opportunities for growth is from cross-selling our services that we currently offer to our existing 100,000 direct and indirect physicians. As we stated before, if over the next four to five years we can increase the current number of services utilized by each of these physicians up from the current level of two to over eight (and we currently offer 10), we believe that we will generate revenue of approximately $400 per physician per month. This represents an opportunity of close to $500 million in revenue per year just from our existing customers. Therefore, you can understand that one of our key initiatives for 2002 is to monetize this cross-sell opportunity by telemarketing, innovative new pricing and packaging, and driving our customers to an integrated Web offering. As evidenced by our contract with Aetna, we are being introduced at the practice level by our partners and we



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                     have proven that we are experts at converting those
                     introductions to successful transaction customers.

                     In closing, I continue to be pleased with ProxyMed's performance in all business units. We completed several major deals this quarter and grew revenues and transaction volume by almost 30 percent over the last year. Although the word "strategic" is often overused, the three major deals that we announced this quarter were truly strategic in nature:

                     By signing Aetna, we completed our nationwide list of health plans that we serve and cemented our place as the fastest growing provider of physician connectivity services; In prescription, our distribution partnership with Availity in Florida has the chance to be the most successful e-prescribing network ever, creating a replicable template for other markets; And with our acquisition of KenCom, we increased our overall leadership in the lab market and created a tremendous cross-selling opportunity and the right platform for the emerging Anatomical Pathology market.

                     With the reporting of the first-ever positive net income and earnings per share and our raising of $25 million in capital from an incredibly high quality partner, General Atlantic, we are well positioned to become the leading provider connectivity company.

                     That completes our formal presentation for second quarter results. And operator, we would now like to open up the lines for any questions.

        [Questions from participants and answers from management omitted]

Michael Hoover:      That concludes the call for today. I want to thank everyone for their time and we look forward to having you back for the ProxyMed third quarter results call. Take care. Have a good day.



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